EXHIBIT 5.1

BOSTON    CONNECTICUT    FLORIDA    NEW JERSEY    NEW YORK    WASHINGTON, D.C.

DAY PITNEY LLP

Attorneys at Law

One Jefferson Road

Parsippany, NJ  07054

T: (973) 966 6300 F: (973) 966 1015

info@daypitney.com

May 16, 2018

Rudolph Technologies, Inc.

16 Jonspin Road

Wilmington, MA 01887

Re:Rudolph Technologies, Inc.

Registration of 4,740,000 Shares of Common Stock

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Rudolph Technologies, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of an aggregate of 4,740,000 shares of common stock of the Company, $0.001 par value per share (the “Shares”), to be offered pursuant to the Rudolph Technologies, Inc. 2018 Stock Plan (the “2018 Stock Plan”) and the Rudolph Technologies, Inc. 2018 Employee Stock Purchase Plan (the “2018 ESPP”). The 2018 Stock Plan and the 2018 ESPP are referred to herein together as the “Plans”.

We have examined originals, or copies certified or otherwise identified to our satisfaction, of the Plans and the Registration Statement and such corporate records, documents, agreements, instruments and certificates of public officials of the State of Delaware and of officers of the Company as we have deemed necessary or appropriate in order to express the opinion hereinafter set forth.

In our examination of such documents and records, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the legal capacity of natural persons and conformity with the originals of all documents submitted to us as copies.

Based upon the foregoing, and subject to the qualifications and limitations set forth herein, we are of the opinion that the Shares will be validly issued, fully paid and nonassessable when (i) the Registration Statement shall have become effective under the Act; (ii) the Shares have been duly issued and sold as contemplated by the Registration Statement and the Plans; and (iii) either a certificate representing such Shares shall have been duly executed, countersigned and registered and duly delivered to the purchaser thereof upon payment of the agreed consideration therefor, if any, or if any such Shares are to be issued in uncertificated form, the Company’s books shall reflect the issuance of such Shares to the purchaser thereof, upon payment of the agreed consideration therefor, if any, in accordance with the terms of the Plans.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware. We express no opinion as to the effect of the laws of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

We hereby consent to the use of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act, or the Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ Day Pitney LLP
Day Pitney LLP